Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	September 21, 2020

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF NEW YORK MANUFACTURED HOUSING COMMUNITY

FREEHOLD, NJ, September 21, 2020........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of a manufactured housing community located in New York for a total purchase price of approximately $4.5 million. This community contains 163 developed homesites, of which approximately 71% are occupied. It is situated on approximately 21 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “Lake Erie Estates is a value-add community located in Fredonia, New York. The community is well-located just off Interstate 90 and a short drive from Buffalo. We anticipate strong rental demand and look forward to implementing our value-add strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 124 manufactured home communities with approximately 23,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968